Exhibit 99.1

ABIOMED APPOINTS RONALD DOLLENS AS BOARD MEMBER

Danvers, Mass., January 16, 2006—ABIOMED, Inc. (NASDAQ: ABMD), a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart, is pleased to announce that Ronald W. Dollens, retired President and Chief Executive Officer of Guidant Corporation (“Guidant”), has been appointed to the Company’s Board of Directors.

Mr. Dollens served as President and CEO of Guidant, a $3.7 billion company, since its initial public offering in 1994 and oversaw its split-off from parent Eli Lilly and Company in 1995. Prior to forming Guidant, Mr. Dollens was President of Eli Lilly’s Medical Devices and Diagnostics Division (MDD).

“We are extremely exicited to welcome Ron to ABIOMED’s board of directors and feel that his experience leading Guidant during its rapid growth and product development aligns well with ABIOMED,” said Michael R. Minogue, Chairman, CEO and President of ABIOMED. “His leadership experience in the medical device industry should provide us with a wealth of additional knowledge, expertise and opportunities to fuel our growth strategy.”

Mr. Dollens’ industry leadership includes the position as past director and chairman of the Board of the Advanced Medical Technology Association (AdvaMed), the world’s largest medical technology association; as well as past Chairman of the Healthcare Leadership Counsel. He has served on the Advisory Committee on Regulatory Reform, a group appointed by former U.S. Health and Human Services Secretary Tommy G. Thompson. Mr Dollens’ community involvement includes past chairman of the United Way of Central Indiana, director positions for the Eiteljorg Museum, the Regenstrief Institute, the Alliance for Aging Research, and Butler University. He offers an advisory role for Purdue

University, Rose Hulman Institute of Technology, Duke University’s Pratt School of Engineering and holds the Harold A. “Red” Poling Chair for Business and Government at Indiana University. Mr. Dollens was a founding board member of Guidant Corporation and is currently the non executive Chairman of the Board of Kenetic Concepts, Inc.

“ABIOMED has tremendous opportunity to provide patients with technology to recover their hearts,” said Mr. Dollens. “The Company has made excellent strides building an exceptional leadership team and product pipeline with in-house developments. The recent acquisition of Impella positions the Company well in growing markets. I am excited to contribute towards its continued success.”

ABOUT ABIOMED

Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of products designed to assist or replace the pumping function of the failing heart. ABIOMED currently manufactures and sells the AB5000TM Circulatory Support System and the BVS® 5000 Biventricular Support System for the temporary support of all patients with failing but potentially recoverable hearts. In Europe, ABIOMED offers the Impella® RecoverTM minimally invasive cardiovascular support systems under CE Mark approval. The Company’s AbioCor® Implantable Replacement Heart was the subject of an initial clinical trial under an Investigational Device Exemption from the United States Food and Drug Administration. The AbioCor has not been approved for commercial distribution, and is not available for use or sale outside of the initial clinical trial. For additional information please visit: www.abiomed.com.

Contacts:
Liza Heapes	Daniel Sutherby
ABIOMED, INC.	ABIOMED, INC.
Media Relations	Chief Financial Officer
978-646-1668	978-646-1812
mediarelations@abiomed.com	ir@abiomed.com

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

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